Exhibit 5.1

March 30, 2026

Plains GP Holdings, L.P.

333 Clay Street, Suite 1600

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Plains GP Holdings, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, by the Partnership, of an indeterminate number of Class A shares representing limited partner interests in the Partnership (the “Shares”).

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. The Shares will be offered in amounts, at prices and on terms to be determined in light of market conditions and other factors at the time of sale and, if necessary, will be set forth in supplements to the Prospectus.

We are rendering this opinion as of the time the Registration Statement becomes effective, which Registration Statement became automatically effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act. As the basis for the opinion hereinafter expressed, we examined such statutes and questions of law as we have deemed necessary or appropriate for purposes of this opinion, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), the Second Amended and Restated Agreement of Limited Partnership of the Partnership as amended (the “Partnership Agreement”), the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, resolutions of PAA GP Holdings LLC, a Delaware limited liability company and the general partner of the Partnership, the Registration Statement, including the Prospectus, the Partnership’s records and documents, certificates of the Partnership and public officials, and such other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete; (ii) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies; (iii) all signatures on each such document examined by us are genuine and by individuals with legal capacity to execute such document; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective and comply with applicable laws; (vi) one or more prospectus supplements will have been prepared and filed with the Commission describing the Shares offered thereby; (vii) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and (viii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dublin Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Ave., Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

March 30, 2026 Page 2

Based upon and subject to the foregoing and subject to the qualifications, exceptions and limitations set forth herein, we are of the opinion that the Shares, when (i) the Partnership has taken all necessary action to approve the issuance of such Shares, the terms of the offering thereof and related matters; and (ii) the Shares have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, will be duly authorized, issued and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware LP Act).

As to any facts material to the opinion contained herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the general partner of the Partnership and the Partnership. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the foregoing opinions are limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the Delaware LP Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.